Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Such omitted information has been noted in this document with a placeholder identified by the mark “[***]”.

AMENDED AND RESTATED LICENSE AGREEMENT

by and between

AVIDITY BIOSCIENCES, INC.

and

ATRIUM THERAPEUTICS, INC.

February 26, 2026

EXHIBITS

EXHIBIT 1.79 – LILLY TARGETS

EXHIBIT 1.122 – REMAINCO SPECIFIED TARGETS

EXHIBIT 1.127 – SPECIFIED LICENSE

EXHIBIT 1.136 – SPINCO PLATFORM TECHNOLOGIES

EXHIBIT 1.155– UPSTREAM LICENSES

EXHIBIT 7.2(D) – SPINCO PATENTS

AMENDED AND RESTATED LICENSE AGREEMENT

This AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is made as of February 26, 2026 (the “Execution Date”), by and between Avidity Biosciences, Inc., a Delaware corporation (“Company” or “RemainCo”) and Atrium Therapeutics, Inc. (formerly known as Bryce Therapeutics, Inc.), a Delaware corporation (“SpinCo”). RemainCo and SpinCo are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), Ajax Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company have, substantially contemporaneously with the execution and delivery of the Original License Agreement (as defined below), entered into that certain Agreement and Plan of Merger, dated as of October 25, 2025 (as may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, the parties agreed that the Merger Sub will be merged with the Company, with the Company surviving as a wholly owned subsidiary of Parent;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Parent, Merger Sub and Company have, substantially contemporaneously with the execution and delivery of the Original License Agreement, entered into that certain Separation and Distribution Agreement, dated as of October 25, 2025 (the “Separation and Distribution Agreement”, and together with any other agreements executed and delivered in connection with the Merger Agreement, including the Transition Services Agreement (as defined in the Merger Agreement) and the Merger Agreement, the “Transaction Documents”), pursuant to which, among other things, the parties agreed to the separation of the SpinCo Business and SpinCo Assets, on the one hand, and the RemainCo Business and RemainCo Assets, on the other hand (each as defined in the Separation and Distribution Agreement);

WHEREAS, in connection with the transactions contemplated by the Transaction Documents, SpinCo will own or otherwise Control certain Intellectual Property Rights that are necessary or useful for the RemainCo Business, including certain Intellectual Property Rights related to the SpinCo Platform, and SpinCo desires to grant to RemainCo, and RemainCo desires to obtain from SpinCo, certain rights with respect to such Intellectual Property Rights, including the right to obtain a future assignment of certain Intellectual Property Rights;

WHEREAS, such rights granted by SpinCo to RemainCo, including such right to obtain a future assignment of Intellectual Property Rights, are an integral part of the transactions contemplated by the Transaction Documents and the consideration thereunder;

WHEREAS, in connection with the transactions contemplated by the Transaction Documents, SpinCo and RemainCo entered into a License Agreement, dated as of October 25, 2025 (such date, the “Original Execution Date” and such agreement, the “Original License Agreement”) for the purpose of setting forth the terms and conditions pursuant to which SpinCo will grant such rights to RemainCo and RemainCo will grant certain related rights to SpinCo; and

WHEREAS, SpinCo and RemainCo desire to amend and restate the Original License Agreement in its entirety as set forth in this Agreement to contemplate additional rights to be granted as between the Parties and certain other amendments as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings set forth below:

1.1 “AAA” has the meaning set forth in Section 9.4(b).

1.2 “Acquiror” shall have the meaning set forth in Section 2.8(c).

1.3 “Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as may be amended from time to time.

1.4 “Affiliate” means, with respect to any Person, any other Person that now or hereinafter controls, is controlled by, or is under common control with, such Person, for so long as such control exists. For purposes of this definition, “control” shall mean direct or indirect ownership of at least fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, status as a general partner in any partnership or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to direct the management and policies of a corporation or other entity. The Parties acknowledge that, in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

1.5 “Agreement” has the meaning set forth in the Preamble.

1.6 “Applicable Laws” means any national, international, supra-national, federal, state or local laws, treaties, statutes, ordinances, rulings, rules and regulations, including any rules, regulations, guidance or guidelines, or requirements of any regulatory authorities, national securities exchanges or securities listing organizations, governmental authorities, courts, tribunals, agencies, legislative bodies and commissions that are in effect from time to time during the Term and applicable to any particular activity hereunder, including GCP, GMP, GLP and GVP, as applicable.

1.7 “Assignment Effective Date” has the meaning set forth in Section 2.2(a).

1.8 “BLA” means a Biologics License Application as defined in the Act and the regulations promulgated thereunder.

1.9 “BMS” has the meaning set forth in Section 1.10.

1.10 “BMS Agreement” means that certain Research Collaboration and License Agreement entered into by and between the Company and Bristol-Myers Squibb Company (“BMS”), dated November 27, 2023, but excluding any subsequent amendments, modifications or restatements thereof.

1.11 [***]

1.12 [***]

1.13 “Board” has the meaning set forth in Section 3.2(a).

1.14 “Business Day” means any day on which banks are not required or authorized by Applicable Laws to close in Basel, Switzerland, Zurich, Switzerland or New York, New York.

1.15 “Calendar Year” means any calendar year ending on December 31 or the applicable part thereof during the first or last calendar year of the Term.

1.16 “Cardiovascular Field” means, with respect to a therapeutic, solely indications where such therapeutic is targeting cardiomyocytes.

1.17 “Cardiovascular Product” means any RNA therapeutic leveraging SpinCo Platform Technology where the therapeutic’s primary effect is on cardiomyocytes.

1.18 “Change of Control Transaction” means, with respect to SpinCo or its Affiliate or, if such entity is controlled (within the meaning of Section 1.4), directly or indirectly (through one (1) or more intermediaries), by another Person, such ultimate controlling Person (the “Controlling Person”), a transaction with a Third Party(ies) involving, (a) the acquisition, merger or consolidation, directly or indirectly, of SpinCo or its Affiliate or, if there is a Controlling Person, such Controlling Person (rather than the SpinCo or its Affiliate), as applicable, and, immediately following the consummation of such transaction, the shareholders of SpinCo or its Affiliate or Controlling Person, as the case may be, immediately prior thereto holding, directly or indirectly, as applicable, shares of capital stock of the surviving or continuing company representing less than fifty percent (50%) of the outstanding shares of such surviving or continuing company, (b) the sale of all or substantially all of the assets or business of such Party or, if there is a Controlling Person, such Controlling Person (rather than such Party), as the case may be, or (c) a Person, or group of Persons acting in concert, acquiring, directly or indirectly, more than fifty percent (50% ) of the voting equity securities or management control of such Party or, if there is a Controlling Person, such Controlling Person (rather than such Party), as the case may be. For the avoidance of doubt, a “Change of Control Transaction” includes a Sale (as defined in the Separation and Distribution Agreement).

1.19 “Claim” means any demand, claim, action, litigation, arbitration or other proceeding brought by a Third Party.

1.20 [***]

1.21 “Clinical Trial” means any clinical study in humans that is conducted in accordance with GCP and is designed to generate data in support or maintenance of an NDA, MAA or other similar marketing application.

1.22 “CMC” means chemistry, manufacturing and controls.

1.23 “CMO” means a contract manufacturing organization.

1.24 “Code” means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq.

1.25 “Commercialize” or “Commercialization” means any and all activities directed to branding, marketing, promoting, pricing, distributing, importing, exporting, offering to sell or selling a product or conducting other commercialization (or handling any such action taken on one’s behalf), including any and all activities directed to obtaining Pricing Approvals and any and all Pre-Marketing Activities. For clarity, Commercialization shall not include Manufacturing.

1.26 “Company” has the meaning set forth in the Recitals.

1.27 “Competitive Business” has the meaning set forth in Section 2.8(a).

1.28 “Confidential Information” means, with respect to a Party, all Know-How and other proprietary information and data, including information of a financial, commercial or technical nature, that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form, in connection with this Agreement or the Transition Services Agreement on or after the Effective Date, including any such Know-How, proprietary information or data comprising or relating to concepts, discoveries, inventions, data, designs, information or formulae. Notwithstanding the foregoing, (a) the existence of, and the terms and conditions of, this Agreement and the Transition Services Agreement shall be deemed to constitute the Confidential Information of each Party and (b) all Know-How and other proprietary information with respect to the SpinCo Platform or SpinCo Platform Improvements (such Confidential Information, “Platform Information”) shall be deemed to constitute the Confidential Information of RemainCo.

1.29 “Control” or “Controlled” means, with respect to a Party and any Know-How, Patent Rights, other Intellectual Property Rights, including any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise, other than pursuant to a license granted under this Agreement) of such Party or any of its Affiliates to grant a license or a sublicense of or under, or access to or right to use, such Know-How, Patent Rights, or Intellectual Property Rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a Third Party.

1.30 “Controlling Person” has the meaning set forth in Section 1.18.

1.31 “CTA” means clinical trial application.

1.32 “Develop” or “Development” means any and all pre-clinical development activities (excluding discovery activities) and clinical drug development activities in connection with obtaining Regulatory Approval in the applicable country or regulatory jurisdiction for any product, in each case, whether alone or for use together, or in combination, with another active agent or pharmaceutical or other product, including test method development and stability testing, assay development and toxicology (including GLP toxicology studies), formulation, quality assurance/quality control development, technical development, process development, manufacturing scale-up, development-stage manufacturing, analytical method validation, manufacturing process validation, cleaning validation, statistical analysis, report writing, non-clinical and clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of BLAs, MAAs and other applications for Regulatory Approval for such pharmaceutical or other product, as well as any and all regulatory activities related to any of the foregoing and activities that are otherwise reasonably necessary or useful in anticipation of or in preparation of Commercialization of a product. For clarity, Development shall not include Manufacturing nor the conduct of any post-approval Clinical Trial. “Developing” shall be construed accordingly.

1.33 “Development Candidate” has the meaning set forth in Section 3.1(a).

1.34 “Development Candidate ROFN” has the meaning set forth in Section 3.1(a).

1.35 “Development Candidate ROFN Exercise Notice” has the meaning set forth in Section 3.1(a).

1.36 “Development Candidate ROFN Exercise Period” has the meaning set forth in Section 3.1(a).

1.37 “Development Candidate ROFN Expiration” has the meaning set forth in Section 3.1(b).

1.38 “Development Candidate ROFN Negotiation Period” has the meaning set forth in Section 3.1(a).

1.39 “Development Candidate ROFN Notice” has the meaning set forth in Section 3.1(a).

1.40 “Directed to” means, with respect to (a) a compound, product, or therapy and (b) a Target, [***].

1.41 “Disclosing Party” has the meaning set forth in Section 5.1(a).

1.42 “Dispute” has the meaning set forth in Section 9.4(a).

1.43 “Dollar” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.44 “[***]” has the meaning set forth in Section 1.45.

1.45 “[***]” means [***].

1.46 “[***]” has the meaning set forth in Section 1.45.

1.47 “[***]” has the meaning set forth in the [***].

1.48 “[***]” means:

[***]

[***]

1.49 “[***]” means [***].

1.50 “Effective Date” means the Distribution Date (as defined in the Separation and Distribution Agreement); provided, however, that, if the Distribution Date does not occur because SpinCo undergoes a Change of Control Transaction prior to the Distribution Date having occurred, then the Effective Date will be deemed to have occurred upon the completion of the Change of Control Transaction.

1.51 “Excluded Product” means [***].

1.52 “Execution Date” has the meaning set forth in the Preamble.

1.53 “Executive Officers” means, (a) for SpinCo, the Chief Executive Officer or his/her designee, and (b) for RemainCo, the Chief Executive Officer or his/her designee.

1.54 “Existing RemainCo Compounds and Products” has the meaning set forth in Section 2.9(b).

1.55 “Existing Third Party Agreements” means the BMS Agreement and the Lilly Agreement.

1.56 “Existing Third Party Rights” means: (a) with respect to any SpinCo Patent that is licensed to BMS under the BMS Agreement, any rights granted to BMS with respect to the prosecution, enforcement or defense of such SpinCo Patent as of the Effective Date; (b) with respect to any SpinCo Patent that is licensed to Lilly under the Lilly Agreement, any rights granted to Lilly with respect to the prosecution, enforcement or defense of such SpinCo Patent as of the Effective Date; and (c) with respect to any SpinCo Patent that is Controlled by SpinCo pursuant to an Upstream License, any rights granted to or retained by the applicable Upstream Licensor with respect to the prosecution, enforcement or defense of such SpinCo Patent as of the Effective Date.

1.57 “Exploit” means, with respect to a product, to Research, have Researched, Develop, have Developed, make, have made, use, have used, import, have imported, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit or have exploited such product. “Exploitation” and “Exploiting” will be construed accordingly.

1.58 “Extensions” has the meaning set forth in Section 4.4.

1.59 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.60 “Field” means all uses in humans and animals.

1.61 “FTE” means a full-time, dedicated, non-executive officer, non-administrative person year or, in the case of less than a full-time, dedicated, non-executive officer, non-administrative person year, a full-time equivalent person year, in each case, based upon a total of [***] ([***]) hours of activities under this Agreement per year. In the case that any full-time person works partially on activities under this Agreement and partially on other work in a given year, then the full-time equivalent to be attributed to such person’s work hereunder shall be equal to the percentage of such person’s total work time in such year or portion thereof that such person spent working on such activities under this Agreement. In no event shall any one (1) person be counted as more than one (1) FTE. For clarity, indirect personnel (including support functions such as managerial, financial, legal or business development) shall not constitute FTEs.

1.62 “FTE Rate” means the rate of [***] ($[***]) per FTE per Calendar Year. For the avoidance of doubt, such rate is intended to cover the cost of salaries, benefits, infrastructure costs, travel, general laboratory or office supplies, postage, insurance, training and all other general expenses and overhead items.

1.63 “GCP” means the then-current good clinical practice standards for Clinical Trials for pharmaceutical products, as set forth in the Act or other Applicable Laws, and such standards of good clinical practice as are required by the applicable Regulatory Authority(ies) for which the applicable pharmaceutical product is intended to be developed, to the extent such standards are not less stringent than United States GCP.

1.64 “GLP” means the then-current good laboratory practice standards as promulgated or endorsed by FDA as defined in 21 C.F.R. Part 58 or the successor thereto, or comparable regulatory standards in jurisdictions outside the United States.

1.65 “GMP” means the then-current good manufacturing practices as specified in 21 C.F.R. Parts 11, 210 and 211, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

1.66 “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or any tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.67 “GVP” means the then-current set of measures for: (a) the performance of pharmacovigilance; and (b) monitoring the safety of medicines on sale to the public in the U.S. and other countries.

1.68 “IND” means an Investigational New Drug application in the U.S. filed with the FDA or the corresponding application for the investigation of pharmaceutical products, including in Clinical Trials, in any other country or group of countries (including CTAs), as defined in the Applicable Laws and filed with the Regulatory Authority of such country or group of countries.

1.69 “Indemnification Claim Notice” has the meaning set forth in Section 8.3(a).

1.70 “Indemnified Party” has the meaning set forth in Section 8.3(a).

1.71 “Indemnifying Party” has the meaning set forth in Section 8.3(a).

1.72 “Insolvency Event” means (a) the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, including such proceedings commenced by SpinCo seeking to have an order for relief entered with respect to SpinCo, seeking to adjudicate SpinCo as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to SpinCo or its debts; (b) the appointment of a receiver, trustee, custodian, conservator or other similar official over all or substantially all property of SpinCo; (c) an assignment of a substantial portion of the assets for the benefit of creditors by SpinCo; or (d) SpinCo taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the matters set forth in sub-clauses (a), (b), or (c).

1.73 “Intellectual Property Rights” means any Know-How, Patent Rights, copyrights, database rights, design rights, inventions, confidential information, applications for any of the above, and any similar right recognized from time to time in any jurisdiction including any applications for registration of the foregoing, together with all rights of action in relation to the infringement of any of the above as exist anywhere in the world.

1.74 “Invention” means any invention, discovery, process or other Know-How that is discovered, generated, conceived or reduced to practice by or on behalf of a Party or its Affiliates or Sublicensees through activities conducted under this Agreement or the Transition Services Agreement, through the exercise of the licenses granted under this Agreement or, in the case of SpinCo or its Affiliates, through activities conducted using any SpinCo Platform Technology, including all right, title and interest in and to the Intellectual Property Rights thereof, including Patent Rights, therein and thereto.

1.75 “Know-How” means any and all commercial, technical, scientific and other types of (a) data (including datasets), documents, information, conclusions, inventions (whether patentable or not), discoveries, know-how, technology, protocols, assays, methods, processes, formulae, instructions, techniques, designs, drawings or specifications (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, preclinical, clinical, safety, manufacturing and quality control data and information); and (b) Materials.

1.76 “Licensed SpinCo Technology” means (a) any and all Patent Rights, Know-How or other Intellectual Property Rights, in each case, owned or Controlled by SpinCo or any of its Affiliates as of the Effective Date (including all SpinCo Intellectual Property, as defined in the Separation and Distribution Agreement), (b) any and all Patent Rights that claim or disclose any Know-How set forth in clause (a), whether existing as of the Effective Date or thereafter during the Term, and (c) any and all SpinCo Platform Technology not otherwise described in clauses (a) and (b) (with respect to any SpinCo Platform Technology in clauses (a) through (c), until such time as such SpinCo Platform Technology is assigned to RemainCo in accordance with Section 2.2).

1.77 “Lilly” has the meaning set forth in Section 1.78.

1.78 “Lilly Agreement” means that certain Research Collaboration and License Agreement entered into by and between the Company and Eli Lilly and Company (“Lilly”), dated April 17, 2019, but excluding any subsequent amendments, modifications or restatements thereof.

1.79 “Lilly Target” means any Target set forth on Exhibit 1.79, for so long as such Target constitutes a “Collaboration Target” under the Lilly Agreement.

1.80 “Losses” means any and all losses, liabilities, costs, damages and expenses, including reasonable attorneys’ fees and costs.

1.81 “MAA” means an application for the authorization to market a pharmaceutical product in any country or group of countries outside the United States, as defined in the Applicable

Laws and filed with the Regulatory Authority of such country or group of countries.

1.82 “Manufacture” or “Manufacturing” means, with respect to a product (or any components or process steps involving any such product), any and all activities related to or undertaken in connection with the planning, sourcing and purchasing of materials, producing, manufacturing (including CMC, processing, compounding, filling, finishing, packing, primary packaging, secondary packaging and serialization), labeling, leafleting, assembly, serialization, quality assurance, quality control testing and release, shipping, storage, waste disposal, stability testing and sample retention of such product (or any components or process steps involving any such product) and such other matters as may be prescribed for the manufacture and supply of such product.

1.83 “Manufacturing Know-How” means any and all SpinCo Know-How that is used in or useful for or otherwise related to Manufacturing of any Existing RemainCo Compound or Product.

1.84 “Manufacturing Process” has the meaning set forth in Section 2.9(b).

1.85 “Manufacturing Technology Transfer” has the meaning set forth in Section 2.9(b).

1.86 “Materials” means any tangible compositions of matter, articles of manufacture, assays, chemical, biological or physical materials, and other similar materials, including raw ingredients, intermediates, excipients, processing aids, active pharmaceutical ingredients, packaging and labelling materials and components (including printed and non-printed components, where applicable).

1.87 “Merger Agreement” has the meaning set forth in the Recitals.

1.88 “Merger Sub” has the meaning set forth in the Recitals.

1.89 “Oligo” means [***].

1.90 “Original Execution Date” has the meaning set forth in the Recitals.

1.91 “Original License Agreement” has the meaning set forth in the Recitals.

1.92 “Parent” has the meaning set forth in the Recitals.

1.93 “Party” or “Parties” has the meaning set forth in the Preamble.

1.94 “Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates, utility models, design patents and the like of any of the foregoing.

1.95 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, Governmental Authority or other entity.

1.96 “Platform Information” has the meaning set forth Section 1.28.

1.97 “Pre-Marketing Activities” means any and all marketing activities undertaken prior to and in preparation for the launch of a product, including activities relating to market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to such launch.

1.98 “Pricing Approval” means, in any country where a Governmental Authority, in parallel with or subsequent to the granting of Regulatory Approval, authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.99 “Product Infringement” has the meaning set forth in Section 4.3(a).

1.100 [***]

1.101 “Prospective Transaction” has the meaning set forth in Section 3.2(a).

1.102 “Prospective Transaction Event” has the meaning set forth in Section 3.2(a).

1.103 “Prospective Transaction MFN Notice” has the meaning set forth in Section 3.2(c).

1.104 “Prospective Transaction MFN Response Notice” has the meaning set forth in Section 3.2(c).

1.105 “Prospective Transaction ROFN” has the meaning set forth in Section 3.2(a).

1.106 “Prospective Transaction ROFN Exercise Notice” has the meaning set forth in Section 3.2(a).

1.107 “Prospective Transaction ROFN Exercise Period” has the meaning set forth in Section 3.2(a).

1.108 “Prospective Transaction ROFN Expiration” has the meaning set forth in Section 3.2(b).

1.109 “Prospective Transaction ROFN Notice” has the meaning set forth in Section 3.2(a).

1.110 “Prospective Transaction ROFN Negotiation Period” has the meaning set forth in Section 3.2(a).

1.111 “Prospective Transaction ROFN Notice” has the meaning set forth in Section 3.2(a).

1.112 “Publications” has the meaning set forth in Section 5.4.

1.113 “Questionnaire for Third Parties” means any questionnaire for Third Parties relating to compliance topics, including anti-bribery compliance that SpinCo has received from RemainCo or its representatives as part of its Third Party risk management processes at any time and any updates of such questionnaires.

1.114 “Receiving Party” has the meaning set forth in Section 5.1(a).

1.115 “Regulatory Approval” means all licenses, registrations, authorizations and approvals (including approvals of BLAs and MAAs, supplements and amendments, pre- and post- approvals and labeling approvals) necessary for the Commercialization of a product in a given country or regulatory jurisdiction.

1.116 “Regulatory Authority” means with respect to a country in the Territory, any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in assessing or granting Regulatory Approvals (including Pricing Approvals) for pharmaceutical products in such country.

1.117 “RemainCo” has the meaning set forth in the Preamble.

1.118 “RemainCo Indemnitees” has the meaning set forth in Section 8.1.

1.119 “RemainCo Licensed Technology” means any and all RemainCo Intellectual Property (as defined in the Separation and Distribution Agreement) that (a) exists as of the Effective Date, (b) is not exclusively used in the RemainCo Business as of the Effective Date and (c) is owned by RemainCo as of the Effective Date.

1.120 “RemainCo Product” means any compound or product in or arising from any RemainCo Program, including any compound or product Directed to one or more RemainCo Specified Targets.

1.121 “RemainCo Program” means any discovery, research or development program that is part of the RemainCo Business (as defined in the Separation and Distribution Agreement), including those programs for the discovery, research or development of compounds or products Directed to one or more RemainCo Specified Targets.

1.122 “RemainCo Specified Target” means each Target set forth on Exhibit 1.122.

1.123 “Research” means any and all research and discovery activities, including molecular biology, biochemistry, and pre-clinical pharmacology, in vitro assays, in vivo assays, the identification of new biological agents, and activities related to the design, discovery, generation, identification, profiling, characterization, production, process development, cell line development, pre-clinical development or pre-clinical studies of drug candidates and products.

1.124 [***]

1.125 “Rules” has the meaning set forth in Section 9.4(b).

1.126 “Separation and Distribution Agreement” has the meaning set forth in the Recitals.

1.127 “Specified License” has the meaning set forth in Exhibit 1.127.

1.128 “Specified Licensor” has the meaning set forth in Exhibit 1.127.

1.129 “SpinCo” has the meaning set forth in the Preamble.

1.130 “SpinCo Assigned Patents” has the meaning set forth in Section 4.2(b)(i).

1.131 “SpinCo Assigned Technology” means any and all SpinCo Platform Technology assigned to RemainCo pursuant to Section 2.2.

1.132 [***]

1.133 “SpinCo Indemnitees” has the meaning set forth in Section 8.2.

1.134 “SpinCo Know-How” means any and all Know-How within the Licensed SpinCo Technology.

1.135 “SpinCo Patents” means any and all Patent Rights within the Licensed SpinCo Technology. Solely for purposes of Article 4, any and all Patent Rights within the SpinCo Assigned Technology will continue to be deemed a SpinCo Patent following the assignment thereof to RemainCo.

1.136 “SpinCo Platform” means the Company’s (as of each of the Original Execution Date and the Execution Date) or SpinCo’s (as of the Effective Date) platform technology relating to oligonucleotide-based therapeutics or delivery technologies, including all uses and processes involved in the use of such platform technologies, and all modifications thereto. Without limiting the foregoing, the SpinCo Platform includes those technologies described on Exhibit 1.136.

1.137 “SpinCo Platform Improvements” means any technology relating to oligonucleotide-based therapeutics or delivery technologies, including all uses and processes involved in the use of such platform technologies, and all modifications thereto, including all improvements, modifications or derivatives of the SpinCo Platform or other Know-How related to the SpinCo Platform, in each case, that are invented, reduced to practice, conceived or developed by or on behalf of SpinCo or its Affiliates following the Effective Date or otherwise Controlled by SpinCo or its Affiliates following the Effective Date.

1.138 “SpinCo Platform Technology” means any and all (a) Scheduled Platform IP (as defined in the Separation and Distribution Agreement) and (b) other Patent Rights, Know-How or other Intellectual Property Rights, in each case, (i) owned or Controlled by SpinCo or any of its Affiliates as of the Effective Date or during the Term or (ii) invented, generated or otherwise developed by or on behalf of SpinCo or any of its Affiliates during the Term, in each case ((i) and (ii)), that (A) are used in the SpinCo Platform or the SpinCo Platform Improvements, (B) constitute or comprise (or, in the case of Patent Rights, claim or disclose) any component(s) of the SpinCo Platform or a SpinCo Platform Improvement, or (C) are otherwise necessary or useful for the use of the SpinCo Platform or the SpinCo Platform Improvements except, with respect to the Intellectual Property Rights in this subclause (b)(ii)(C), in the event of a Change of Control Transaction of SpinCo, any Patent Rights owned or controlled by the acquiror of SpinCo or any of the acquiror’s affiliates (other than SpinCo and any Affiliates of SpinCo existing immediately prior to the consummation of such Change of Control Transaction) as of the date of such Change of Control Transaction or that come into the ownership or control of the acquiror or any such affiliate following such Change of Control Transaction through activities segregated through internal processes, policies and procedures and systems from any SpinCo Platform Technology, SpinCo Assigned Technology or RemainCo Licensed Technology (and personnel using or practicing any of such Intellectual Property Rights), shall not be deemed to be SpinCo Platform Technology unless (x) any such Patent Rights were, immediately prior to the consummation of such Change of Control Transaction, already SpinCo Platform Technology or (y) any invention claimed or disclosed in such Patent Rights was made through the use of SpinCo Platform Technology, SpinCo Assigned Technology or RemainCo Licensed Technology.

1.139 “Sublicensee” means any Third Party (excluding distributors and wholesalers) to whom a Party or any of its Affiliates has granted a sublicense under any of the rights licensed to such Party or any of its Affiliates hereunder.

1.140 “[***]” means [***].

1.141 “[***]” means [***].

1.142 “[***]” means [***].

1.143 “[***]” means [***].

1.144 “[***]” means [***].

1.145 “Target” means any gene [***]

1.146 [***]

1.147 “Term” has the meaning set forth in Section 6.1.

1.148 “Territory” means worldwide.

1.149 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.150 “Third Party Acquiror Product” has the meaning set forth in Section 2.8(c).

1.151 “Third Party Code” has the meaning set forth in Section 7.3.

1.152 “Transaction Documents” has the meaning set forth in the Recitals.

1.153 “Transition Services Agreement” has the meaning set forth in the Merger Agreement.

1.154 “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.155 “Upstream License” means any agreement between SpinCo or any of its Affiliates, on the one hand, and a Third Party licensor (each, an “Upstream Licensor”), on the other hand, that exist as of the Effective Date under which SpinCo or any of its Affiliates Controls any Patent Rights or Know-How constituting Licensed SpinCo Technology. The Upstream Licenses in existence as of the Execution Date are set forth on Exhibit 1.155.

1.156 “Upstream Licensor” has the meaning set forth in Section 1.155.

1.157 Interpretation. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement. Except where the context expressly requires otherwise:

(a) capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement;

(b) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa);

(c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) the word “will” will be construed to have the same meaning and effect as the word “shall”;

(e) unless otherwise expressly provided herein, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(f) any reference herein to any Person shall be construed to include the Person’s successors and assigns;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h) the word “or” is used in the inclusive sense (“and/or”);

(i) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto;

(j) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement;

(k) when an item “is comprised of” or “comprises” one or more elements, it means that such item includes such elements, but it is not limited to only those elements;

(l) for provisions that require request made in writing, email will suffice unless expressly stated otherwise;

(m) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding instant messaging);

(n) any data, information or documentation required to be transmitted by SpinCo to RemainCo under this Agreement shall be in a format and method reasonably acceptable to RemainCo (e.g., Securevault);

(o) the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; and

(p) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

ARTICLE 2

LICENSES; EXCLUSIVITY

2.1 License Grants to RemainCo. All license grants in this Section 2.1 are subject to Section 2.7.

(a) Exclusive License Grant for Non-Cardiovascular Products. Effective as of the Effective Date, SpinCo hereby grants, on behalf of itself and its Affiliates, to RemainCo and its Affiliates, an exclusive (even as to SpinCo and its Affiliates), royalty-free, fully paid-up, perpetual, irrevocable, sublicensable (subject to Section 2.4) and transferable (subject to Section 9.1) license, under the Licensed SpinCo Technology, for all purposes and uses in all fields including to Exploit any and all products in the Field in the Territory, but excluding the Exploitation of any Cardiovascular Product in the Cardiovascular Field or any Excluded Product in the Field.

(b) Non-Exclusive License Grant for Cardiovascular Products. Effective as of the Effective Date, SpinCo hereby grants, on behalf of itself and its Affiliates, to RemainCo and its Affiliates, a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable, sublicensable (subject to Section 2.4) and transferable (subject to Section 9.1) license, under the SpinCo Platform Technology, to Exploit any Cardiovascular Product (other than an Excluded Product) in the Cardiovascular Field in the Territory.

(c) [***].

2.2 Assignment.

(a) As of the Assignment Effective Date. Immediately as of the earliest of (i) the [***] (as defined in the [***]), (ii) the effective date of termination of the [***], (iii) the date immediately prior to the effectiveness of a Change of Control Transaction consummated after the Effective Date and (iv) the date of RemainCo’s written request to SpinCo requesting such assignment (the “Assignment Effective Date”), SpinCo will, and does hereby, assign, and will cause its Affiliates to so assign, to RemainCo, without additional compensation, all right, title, and interest in and to any SpinCo Platform Technology existing as of the Assignment Effective Date. Notwithstanding the foregoing, if, pursuant to the Separation and Distribution Agreement, RemainCo is the owner of the Scheduled Platform IP (as defined in the Separation and Distribution Agreement) as of the Effective Date, then the “Assignment Effective Date” will be deemed to have occurred on the Effective Date.

(b) Following the Assignment Effective Date. As between the Parties, during the Term following the Assignment Effective Date, all SpinCo Platform Technology shall be solely owned by RemainCo regardless of inventorship and SpinCo shall, and, effective from and after the Assignment Effective Date, does hereby, assign to RemainCo all of SpinCo’s right, title and interest in and to all SpinCo Platform Technology.

(c) Cooperation. SpinCo shall execute and deliver to RemainCo, or its designated Affiliate(s) or their respective Sublicensee(s), all instruments and documents reasonably requested by RemainCo for purposes of documenting or confirming the foregoing assignment in Sections 2.2(a) and 2.2(b). In the event that SpinCo is unable or unwilling for any reason to supply its signature to any document RemainCo reasonably requires to confirm or otherwise document such assignment set forth in Sections 2.2(a) or 2.2(b), SpinCo hereby irrevocably designates and appoints RemainCo and RemainCo’s duly authorized officers and agents as SpinCo’s agents and attorneys-in-fact to act for and on SpinCo’s behalf and instead of SpinCo, to execute such document with the same legal force and effect as if executed by SpinCo. If for any reason, SpinCo or its Affiliates is unable to assign, or is delayed in assigning, any SpinCo Platform Technology to RemainCo, all rights granted to RemainCo under such SpinCo Platform Technology in Section 2.1 shall remain in effect until such assignment takes place.

2.3 License Grants to SpinCo.

(a) Exclusive License Grant for Excluded Products. Effective as of the Effective Date, RemainCo hereby grants, on behalf of itself and its Affiliates, to SpinCo and its Affiliates, an exclusive (even as to RemainCo and its Affiliates), royalty-free, fully paid-up, sublicensable (subject to Section 2.4) and transferable (subject to Section 9.1) license, under the SpinCo Assigned Technology and the RemainCo Licensed Technology, to Exploit any Excluded Product in the Field in the Territory.

(b) Non-Exclusive License Grant for Cardiovascular Products. Effective as of the Effective Date, RemainCo hereby grants, on behalf of itself and its Affiliates, to SpinCo and its Affiliates, a non-exclusive, royalty-free, fully paid-up, sublicensable (subject to Section 2.4) and transferable (subject to Section 9.1) license, under the SpinCo Assigned Technology and the RemainCo Licensed Technology, to Exploit any Cardiovascular Product in the Cardiovascular Field in the Territory.

[***]

[***].

2.4 Sublicenses.

[***]

[***]

(c) Further Sublicenses. Subject to the terms and conditions of this Agreement, each Party and its Affiliates shall have the right to grant sublicenses, under the licenses granted to such Party under Section 2.1 or Section 2.3, as applicable, to Sublicensees, in each case, through one (1) or more tiers; provided, that: (i) each sublicense agreement shall be consistent with the terms and conditions of this Agreement; (ii) the sublicensing Party and its Affiliates shall remain responsible for the performance of all of its Sublicensees to the same extent as if such activities were conducted by such sublicensing Party or its Affiliates; and (iii) in the case of a sublicense by SpinCo, such sublicense may only be granted in connection with the grant of a license by SpinCo or any of its Affiliates to Exploit one or more products or product candidates of SpinCo or its Affiliates.

2.5 No Implied Licenses. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patent Rights, Know-How, or other Intellectual Property Rights Controlled by the other Party.

2.6 Specified Sublicenses.

(a) If SpinCo wishes to receive a sublicense under the Patent Rights licensed to RemainCo pursuant to the Specified License, SpinCo shall provide written notice thereof to RemainCo. Following such notice, RemainCo shall grant a non-exclusive sublicense to SpinCo under such Patent Rights within the scope of the licenses granted to SpinCo under Section 2.3 (to the extent permitted under the terms of the Specified License); provided, that SpinCo agrees in writing, in a form satisfactory to Specified Licensor that complies with the sublicensing requirements of the Specified License, (i) to all terms of the Specified License applicable to sublicensees thereunder and (ii) to be solely responsible for, and to promptly pay, all amounts payable under the Specified License as a result of the exercise of such sublicenses by or on behalf of SpinCo (with such payment timing and reporting as may be required by RemainCo to comply with the terms of the Specified License). Any such sublicense shall be subject to and conditioned upon compliance with all applicable terms of the Specified License and shall not be further sublicensable without Specified Licensor’s prior written consent. As between the Parties, SpinCo shall be and remain solely responsible for compliance with the terms of the Specified License by or on behalf of SpinCo or its Affiliates or any permitted further sublicensees, or any Third Party (sub)licensee of SpinCo that receives a direct sublicense from RemainCo under Section 2.6(b).

(b) Solely to the extent that SpinCo has an obligation to sublicense rights under the Specified License under an Existing Third Party Agreement to a Third Party (sub)licensee as of the Original Execution Date, upon such Third Party (sub)licensee’s written request in accordance with such Existing Third Party Agreement, RemainCo hereby covenants and agrees to either (i) seek to obtain Specified Licensor’s consent for SpinCo to grant further sublicense(s) under the rights to be granted by RemainCo pursuant to Section 2.6(a) to such Third Party (sub)licensees of SpinCo or (ii) absent such consent, grant a direct sublicense under the Specified License to each such Third Party (sub)licensee, such direct sublicense to be identical in scope and terms as the sublicense granted under the applicable Existing Third Party Agreement to the extent permitted under the Specified License and in accordance with such Existing Third Party Agreement; provided, that, in either case ((i) or (ii)), such Third Party (sub)licensee agrees in writing, in a form satisfactory to Specified Licensor that complies with the sublicensing requirements of the Specified License, (A) to all terms of the Specified License applicable to sublicensees thereunder and (B) to be solely responsible for, and to promptly pay, all amounts payable under the Specified License as a result of the exercise of such sublicenses by or on behalf of such Third Party (sub)licensee (with such payment timing and reporting as may be required by RemainCo to comply with the terms of the Specified License); provided, further, that, if the applicable Existing Third Party Agreement provides that SpinCo will be responsible for such payments, SpinCo hereby agrees that SpinCo shall be and remain solely responsible for, and shall promptly pay, all amounts payable under the Specified License as a result of the exercise of such sublicenses by or on behalf of such Third Party (sub)licensee (with such payment timing and reporting as may be required by RemainCo to comply with the terms of the Specified License). Any such sublicense shall be subject to and conditioned upon compliance with all applicable terms of the Specified License and shall not be further sublicensable without Specified Licensor’s prior written consent.

2.7 Target Clearance Process.

[***]

[***]

[***]

2.8 Exclusivity.

(a) Exclusivity Obligations. Subject to Sections 2.8(b) and 2.8(c), during the period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (or, if not enforceable for such period in any country under the relevant laws of such country, for such period as will be enforceable in such country under the relevant laws of such country), except as otherwise expressly contemplated in the Separation and Distribution Agreement, this Agreement or the Transition Services Agreement and except for the Exploitation of Excluded Products as expressly permitted or required pursuant to the BMS Agreement or the Lilly

Agreement, as applicable, SpinCo and its Affiliates shall not, directly or indirectly, engage in the business of discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world any RNA therapeutics other than Cardiovascular Products in the Cardiovascular Field (the “Competitive Business”), including, for clarity, collaborating with, enabling or otherwise authorizing, licensing or granting any right to any Third Party to, Research, Develop, Manufacture or Commercialize, any product in the Competitive Business anywhere in the Territory.

(b) Passive Investment Exception. The obligations set forth in Section 2.8(a) shall not prevent SpinCo or its Affiliates from purchasing or acquiring, or being the holder or beneficial owner for passive investment purposes of, less than five percent (5%) of the outstanding equity securities of a Person that, directly or indirectly, engages in the Competitive Business.

(c) Change of Control. In the event that there is a Change of Control Transaction involving SpinCo (where SpinCo or its Controlling Person is the acquired entity), then the obligations of Section 2.8(a) will not apply to any product in a Competitive Business that: (i) is controlled by the relevant acquiror or its Affiliates existing immediately prior to the effective date of such Change of Control Transaction (collectively, the “Acquiror”); and (ii) is being Researched, Developed or Commercialized by the Acquiror immediately prior to the closing of such Change of Control Transaction or thereafter during the Term (such product, an “Third Party Acquiror Product”); provided, that, in each case ((i) and (ii)): (A) SpinCo and the Acquiror establish and enforce internal processes, policies, procedures and systems to segregate information relating to any such Third Party Acquiror Product, and any personnel conducting activities with respect to any such Third Party Acquiror Product, from any Confidential Information of RemainCo or its Affiliates; and (B) the Acquiror does not use, directly or indirectly, any Patent Rights, Know-How or Confidential Information of SpinCo (including any Patent Rights, Know-How or Confidential Information licensed or acquired from RemainCo under this Agreement) in the Exploitation of such Third Party Acquiror Product.

2.9 Technology Transfer and Cooperation.

(a) SpinCo Know-How Transfer.

(i) Technology Transfer. Without limiting the other provisions of this Section 2.9, within [***] following the Effective Date, SpinCo shall disclose and transfer to RemainCo or its designated Affiliate or their respective Sublicensees in English, including, as applicable, by providing hard and electronic copies thereof, all SpinCo Know-How existing as of the Effective Date that is not then possessed by RemainCo (the “Technology Transfer”). Any Technology Transfer shall be conducted in accordance with an agreed upon technology transfer plan, provided, that any failure of the Parties to agree upon such a technology transfer plan will not excuse SpinCo’s obligations to conduct a Technology Transfer in accordance with this Section 2.9(a). Such disclosures and transfers shall include all data, information and documents in the possession or control of SpinCo or its Affiliates as of the Effective Date that may be necessary or reasonably useful for RemainCo to practice the licenses granted hereunder and are not then already possessed by RemainCo.

(ii) Ongoing Technology Transfer. On a continuing basis during the Term, SpinCo shall promptly disclose and transfer to RemainCo or its designated Affiliate or their respective Sublicensees in English, including, as applicable, by providing hard and electronic copies thereof, all SpinCo Know-How that comes into existence from time to time or that was not previously provided to or possessed by RemainCo, including any SpinCo Know-How that constitutes SpinCo Platform Improvements. All such disclosures and transfers shall include all data, information and documents in the possession or control of SpinCo or its Affiliates that may be necessary or reasonably useful for RemainCo to practice the licenses granted hereunder and are not then already possessed by RemainCo.

(b) Manufacturing Technology Transfer and Assistance. Without limiting the provisions of Section 2.9(a), within [***] following the Effective Date, SpinCo shall: (i) disclose and transfer, or shall cause to be disclosed and transferred, as applicable, to RemainCo or its designated Affiliate(s) or CMO(s), all Manufacturing Know-How necessary or reasonably useful for the Manufacture of the RemainCo Products that exist as of the Effective Date, or any component(s) thereof (such RemainCo Products and component(s) thereof, collectively, the “Existing RemainCo Compounds and Products”) to the extent such Manufacturing Know-How is not then possessed by RemainCo, which shall include the transfer of all Know-How Controlled by or in the possession of SpinCo or any of its Affiliates relating to the then-current specifications and process for the Manufacture of the Existing RemainCo Compounds and Products used in such process that is not then possessed by RemainCo (the “Manufacturing Process”); and (ii) provide all reasonable assistance requested by RemainCo to enable RemainCo or its designated Affiliate(s) or its designated CMO, as applicable, to implement the applicable Manufacturing Process (including information of all Materials, consumables and their suppliers) at the facilities designated by RemainCo (collectively, (i) and (ii), the “Manufacturing Technology Transfer”). Any Manufacturing Technology Transfer shall be conducted in accordance with an agreed upon manufacturing technology transfer plan; provided, that any failure of the Parties to agree upon such a manufacturing technology transfer plan will not excuse SpinCo’s obligations to conduct the Manufacturing Technology Transfer in accordance with this Section 2.9(b).

(c) SpinCo Assistance. Upon RemainCo’s request, SpinCo shall provide reasonable assistance to RemainCo, its Affiliates and Sublicensees in connection with understanding and using the Know-How described in this Section 2.9, for purposes consistent with the licenses and rights granted to RemainCo and its Affiliates hereunder. Such cooperation and assistance shall include SpinCo making appropriate personnel available to assist RemainCo or its designee at any time and from time to time as reasonably requested by RemainCo, and providing the appropriate personnel of RemainCo or its designee with access to the personnel and Manufacturing and other operations of SpinCo and its Affiliates for such periods of time and in such manner as is reasonable in order to familiarize the personnel of RemainCo or its designee with the SpinCo Know-How. At RemainCo’s reasonable request, such assistance shall be furnished on-site at the facilities of RemainCo or its designee. SpinCo shall keep complete and accurate records of the number of FTE hours that RemainCo or its designee has used and shall make such records available to RemainCo upon RemainCo’s written request.

(d) Costs of Technology Transfer and Technical Assistance. Each of the Technology Transfer and the Manufacturing Technology Transfer shall be conducted at SpinCo’s sole cost and expense, at no charge to RemainCo. With respect to technology transfer and technical assistance activities conducted under Section 2.9(a)(ii) or Section 2.9(c), SpinCo shall provide assistance and cooperation, as requested by RemainCo, on a [***] in accordance with a mutually agreed work plan and budget therefor.

(e) Transition Services. For the avoidance of doubt, the obligations of SpinCo under this Section 2.9 will be in addition to, and will not limit in any respect, the obligations of SpinCo to perform its activities under that certain Transition Services Agreement between the Parties or any other related agreement. Nothing in this Agreement will be deemed to alter the allocation of responsibilities or costs and expenses under any such agreement.

2.10 Rights in Insolvency.

(a) The Parties acknowledge and agree that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. RemainCo, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code, including under Section 365(n) of the Code, or any similar laws in any other country in the Territory.

(b) SpinCo shall, during the Term, create and maintain current and updated copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed to RemainCo under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include (i) copies of research data; (ii) laboratory samples; (iii) product samples and inventory; (iv) formulas; (v) laboratory notes and notebooks; (vi) data and results related to clinical studies; (vii) regulatory documentation (including regulatory approvals); (viii) rights of reference in respect of regulatory documentation (including regulatory approvals); (ix) pre-clinical research data and results; (x) tangible information (including Know-How); and (xi) marketing, advertising and promotional materials that relate to such intellectual property. Upon the occurrence of an Insolvency Event by or against SpinCo or any of its Affiliates under the Code or any similar laws in any other country in the Territory, RemainCo shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it: (A) upon any such commencement of an Insolvency Event upon its written request therefor, unless SpinCo elects to continue to perform all of its obligations under this Agreement; or (B) if not delivered under sub-clause (A) because SpinCo continues to perform, upon the rejection of this Agreement by or on behalf of SpinCo upon written request therefor by RemainCo. All rights, powers and remedies of RemainCo provided for in this Section 2.10(d) shall be in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Code and any similar laws in any other country in the Territory). Unless and until SpinCo rejects this Agreement, SpinCo shall perform all of its obligations under this Agreement. SpinCo shall not, and shall cause each of its Affiliates not to, interfere with the rights of RemainCo to intellectual property as set forth in this Section 2.10, including the right to obtain the intellectual property from another entity.

(c) The Parties intend and agree that any sale of SpinCo’s assets under Section 363 of the Code shall be subject to RemainCo’s rights under Section 365(n), that RemainCo cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of RemainCo’s rights under this Agreement and Section 365(n) without the express, contemporaneous written consent of RemainCo.

(d) Upon the occurrence of an Insolvency Event in relation to SpinCo or any of its Affiliates, RemainCo, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under the Code). The Parties intend for the following RemainCo rights to extend to the maximum extent permitted by law, including for purposes of the Code: (i) the right of access to any intellectual property (including all embodiments thereof) of SpinCo or any of its Affiliates, or any Third Party with whom SpinCo or any such Affiliate contracts to perform an obligation of SpinCo under this Agreement which is reasonably necessary or useful for the Exploitation in the Territory of any product that RemainCo has a right to Exploit under this Agreement; (ii) the right to contract directly with any Third Party described in sub-clause (i) to complete the contracted work; and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to SpinCo under this Agreement.

2.11 Covenant Not to Sue. Except to the extent not permitted under the Existing Third Party Agreements and except for any Excluded Products, SpinCo hereby covenants and agrees that neither SpinCo nor any of its Affiliates shall, anywhere in the world, institute or prosecute (or in any way aid any Third Party (other than to the extent required by law, regulation, court order or subpoena) in instituting or prosecuting), at law or in equity, any claim, demand, action or other proceeding for damages, costs, expenses or compensation, or for an enjoinment, injunction, or any other equitable remedy, against RemainCo, its Affiliates, (sub)licensees, suppliers, distributors, contractors, vendors or customers alleging the Exploitation by any such Person of any product of RemainCo or its Affiliates or (sub)licensees incorporating any SpinCo Platform Technology infringes any Patent Right owned or Controlled by SpinCo or its Affiliates at any time during the Term except that, in the event of a Change of Control Transaction of SpinCo, this covenant and agreement shall not extend to any Patent Right owned or controlled by the acquiror of SpinCo or any of the acquiror’s affiliates (other than SpinCo and any Affiliates of SpinCo existing immediately prior to the consummation of such Change of Control Transaction) as of the date of such Change of Control Transaction or that come into the ownership or control of the acquiror or any such affiliate following such Change of Control Transaction through activities segregated through internal processes, policies and procedures and systems from any SpinCo Platform Technology, SpinCo Assigned Technology or RemainCo Licensed Technology (and personnel using or practicing any of such Intellectual Property Rights) unless (a) such Patent Right was, immediately prior to the consummation of such Change of Control Transaction, already owned or Controlled by SpinCo or its Affiliates or (b) any invention claimed or disclosed in such Patent Rights was made through the use of SpinCo Platform Technology, SpinCo Assigned Technology or RemainCo Licensed Technology. In SpinCo’s or its Affiliates’ agreements with each of its (sub)licensees of any such Patent Rights, SpinCo or its Affiliate, as applicable, shall use good faith efforts to include provisions requiring a covenant, materially identical to that which SpinCo is making in this Section 2.11, on the part of the (sub)licensee. Further, in the event of an assignment or transfer by SpinCo, its Affiliate or (sub)licensee of any such Patent Rights, such assignee or transferee shall be bound, and shall agree in writing to be bound, by the covenant set forth in this Section 2.11. The covenant set forth in this Section 2.11 shall be binding upon and inure to the benefit of the Parties and their respective Affiliates, successors, assigns, and transferees. SpinCo agrees that this covenant may be assigned or transferred by RemainCo to any Third Party, including successors in interest, without consent from SpinCo.

ARTICLE 3

RIGHT OF FIRST NEGOTIATION

3.1 Development Candidate ROFN.

(a) General. During the period starting on the Effective Date and ending ten (10) years thereafter, on a Development Candidate-by-Development Candidate basis, SpinCo hereby grants to RemainCo a right of first negotiation (the “Development Candidate ROFN”) with respect to SpinCo’s or any of its Affiliates’ product or product candidates, other than (i) a Cardiovascular Product in the Cardiovascular Field or (ii) an Excluded Product in the Field, that are approved by SpinCo’s internal governance committee to progress, or otherwise are progressing, to IND-enabling studies (excluding (i) or (ii), each, a “Development Candidate”). SpinCo shall promptly (but in any event prior to initiating IND-enabling studies for such Development Candidate) notify RemainCo in writing of each Development Candidate and any other material information regarding such Development Candidate in SpinCo’s possession that would be reasonably useful for RemainCo to determine its interest in receiving a grant from SpinCo or its Affiliates under rights to acquire, develop, commercialize, or promote such Development Candidate (each such notice, a “Development Candidate ROFN Notice”). Within [***] from the receipt of the Development Candidate ROFN Notice for a Development Candidate (the “Development Candidate ROFN Exercise Period”), RemainCo may exercise its Development Candidate ROFN for such Development Candidate by providing SpinCo with written notice of RemainCo’s intent to exercise its Development Candidate ROFN (the “Development Candidate ROFN Exercise Notice”). With respect to a Development Candidate, from the date of the Development Candidate ROFN Notice to the earlier of (A) the expiration of the Development Candidate ROFN Exercise Period and (B) the receipt by SpinCo from RemainCo of a Development Candidate ROFN Exercise Notice, in each case for such Development Candidate, SpinCo and its Affiliates, and their respective officers, agents and representatives, shall not engage in discussions with any Third Party (other than RemainCo, RemainCo’s Affiliates or SpinCo’s advisors) regarding a grant by SpinCo or its Affiliates of rights to acquire, develop, commercialize, or promote such Development Candidate or take any action with respect to such transaction for such Development Candidate with any such Third Party. Upon SpinCo’s receipt of a Development Candidate ROFN Exercise Notice, SpinCo shall, or shall cause its applicable Affiliate to, negotiate in good faith on an exclusive basis with RemainCo or RemainCo’s applicable Affiliate for a period of [***] from the date of the Development Candidate ROFN Exercise Notice, unless such negotiations are earlier terminated by RemainCo or RemainCo’s applicable Affiliate (the “Development Candidate ROFN Negotiation Period”), the terms of a grant by SpinCo or its Affiliates of exclusive rights to acquire, develop, commercialize, or promote such Development Candidate for the applicable Development Candidate with respect to which the parties would enter into a binding, definitive written agreement on terms mutually agreed between the parties. If SpinCo receives or prepares any additional material information with respect to a Development Candidate during the Development Candidate ROFN Exercise Period for such Development Candidate or, if applicable, during any Development Candidate ROFN Negotiation Period for such Development Candidate and such information was not previously shared with RemainCo as part of the Development Candidate ROFN Notice, then SpinCo shall promptly, and in any case within three Business Days of SpinCo’s receipt or preparation of such information, share a copy of such information with RemainCo.

(b) ROFN Expiration. If, with respect to a Development Candidate, (i) RemainCo notifies SpinCo prior to the expiration of the Development Candidate ROFN Exercise Period that RemainCo elects not to exercise its Development Candidate ROFN, (ii) RemainCo does not provide SpinCo with a Development Candidate ROFN Exercise Notice within the Development Candidate ROFN Exercise Period, or (iii) RemainCo provides SpinCo with a Development Candidate ROFN Exercise Notice within the Development Candidate ROFN Exercise Period but the Parties fail to reach a definitive agreement on the terms of the transaction for such Development Candidate during the Development Candidate ROFN Negotiation Period, then, in each case ((i)-(iii)), the Development Candidate ROFN for such Development Candidate will expire on the applicable expiration date (“Development Candidate ROFN Expiration”, with respect to (i), on the date on which RemainCo notifies SpinCo of its intent not to exercise the Development Candidate ROFN; with respect to (ii), on the expiration date of the Development Candidate ROFN Exercise Period; and with respect to (iii), on the expiration date of the Development Candidate ROFN Negotiation Period).

3.2 Prospective Transaction ROFN.

(a) General. During the period starting on the Effective Date and ending ten (10) years thereafter, SpinCo shall not, and shall cause its Affiliates not to, grant any rights or license, transfer any rights or enter into any agreement or arrangement pursuant to which a Third Party would be given a right to acquire, develop, commercialize or promote any pharmaceutical, biological or other drug product in the Field other than (i) a Cardiovascular Product in the Cardiovascular Field or (ii) an Excluded Product in the Field (excluding (i) and (ii), each, a “Prospective Transaction”) without first offering RemainCo a right of first negotiation on the terms of this Section 3.2 (“Prospective Transaction ROFN”). Pursuant to the Prospective Transaction ROFN, in the event of (A) any determination of SpinCo’s Board of Directors (the “Board”) or authorization by the Board or any of the officers, agents, or representatives of SpinCo or any of its Affiliates to initiate a process to explore or pursue, or to explore or pursue, a Prospective Transaction, or (B) the receipt by SpinCo or any of its Affiliates of a bona fide written offer, proposal or indication of interest for a Prospective Transaction with respect to which the Board or any of the officers, agents, or representatives of SpinCo or any of its Affiliates intends to explore or pursue (any of the events described in clauses (A) or (B) of this Section 3.2(a), a “Prospective Transaction Event”), then SpinCo shall promptly (but in any event not later than [***] after the Prospective Transaction Event) notify RemainCo in writing of the Prospective Transaction Event and provide RemainCo with any material information in SpinCo’s possession related to such Prospective Transaction, including, without limitation and as applicable, a description of the transaction type, transaction structure, scope of rights involved, including field and geographic territory, the anticipated timing, key financial terms (if known), and any other material information regarding such Prospective Transaction in SpinCo’s possession that would be reasonably useful for RemainCo to determine its interest in such Prospective Transaction (“Prospective Transaction ROFN Notice”). If SpinCo receives or prepares any additional material information with respect to such Prospective Transaction during the Prospective Transaction ROFN Exercise Period or, if applicable, during any Prospective Transaction ROFN Negotiation Period and such information was not previously shared with RemainCo as part of the Prospective Transaction ROFN Notice, then SpinCo shall promptly, and in any case within [***] of SpinCo’s receipt or preparation of such information, share a copy of such information with RemainCo. Within [***] from the receipt of the Prospective Transaction ROFN Notice (“Prospective Transaction ROFN Exercise Period”), RemainCo may exercise its ROFN by providing SpinCo with written notice of RemainCo’s intent to exercise its ROFN (the “Prospective Transaction ROFN Exercise Notice”). From the date of the Prospective Transaction Event to the earlier of (i) the expiration of the Prospective Transaction ROFN Exercise Period and (ii) the receipt by SpinCo from RemainCo of a Prospective Transaction ROFN Exercise Notice, SpinCo and its Affiliates, and their respective officers, agents and representatives, shall not engage in discussions with any Third Party (other than RemainCo, RemainCo’s Affiliates or SpinCo’s advisors, solely with respect to a Prospective Transaction with RemainCo or RemainCo’s Affiliates) regarding a Prospective Transaction or take any action with respect to a Prospective Transaction with any such Third Party. Upon SpinCo’s receipt of a Prospective Transaction ROFN Exercise Notice, SpinCo shall, or shall cause its applicable Affiliate to, negotiate in good faith on an exclusive basis with RemainCo or RemainCo’s applicable Affiliate for a period of [***] from the date of the Prospective Transaction ROFN Exercise Notice, unless such negotiations are earlier terminated by RemainCo or RemainCo’s applicable Affiliate (the “Prospective Transaction ROFN Negotiation Period”), the terms of the Prospective Transaction upon which the parties would enter into a binding, definitive written agreement on terms mutually agreed between the parties.

(b) Prospective Transaction ROFN Expiration. If (i) RemainCo notifies SpinCo prior to the expiration of the Prospective Transaction ROFN Exercise Period that RemainCo elects not to exercise its Prospective Transaction ROFN, (ii) RemainCo does not provide SpinCo with a Prospective Transaction ROFN Exercise Notice within the Prospective Transaction ROFN Exercise Period, or (iii) RemainCo provides SpinCo with a Prospective Transaction ROFN Exercise Notice within the Prospective Transaction ROFN Exercise Period but the Parties fail to reach a definitive agreement on the terms of the Prospective Transaction during the Prospective Transaction ROFN Negotiation Period, then, in each case ((i)-(iii)), the Prospective Transaction ROFN will expire on the applicable expiration date (“Prospective Transaction ROFN Expiration”, with respect to (i), on the date on which RemainCo notifies SpinCo of its intent not to exercise the Prospective Transaction ROFN; with respect to (ii), on the expiration date of the Prospective Transaction ROFN Exercise Period; and with respect to (iii), on the expiration date of the Prospective Transaction ROFN Negotiation Period), and subject to Sections 3.2(c) and 3.2(d), SpinCo shall be permitted to pursue the Prospective Transaction with any Third Party (other than RemainCo or RemainCo’s Affiliate).

(c) Prospective Transaction MFN. If the Prospective Transaction ROFN Expiration occurs solely as a result of the expiration of the Prospective Transaction ROFN Negotiation Period pursuant to Section 3.2(b)(iii), and if SpinCo or its Affiliates desires to enter into a Prospective Transaction in the [***] following such Prospective Transaction ROFN Expiration with any Third Party on terms that are, taken as a whole, less favorable to

SpinCo than the last written offer proposed by RemainCo (or RemainCo’s applicable Affiliate) during the Prospective Transaction ROFN Negotiation Period, then SpinCo shall notify RemainCo in writing that it has received and is considering a bona fide written offer from a Third Party for such Prospective Transaction, and SpinCo shall offer to enter into the Prospective Transaction with RemainCo or its Affiliate on the terms of the last written offer proposed by RemainCo (or RemainCo’s applicable Affiliate) during the Prospective Transaction ROFN Negotiation Period (a “Prospective Transaction MFN Notice”). Upon receiving such Prospective Transaction MFN Notice from SpinCo, RemainCo may do any of the following by providing written notice to SpinCo (“Prospective Transaction MFN Response Notice”) within [***] of receiving such Prospective Transaction MFN Notice from SpinCo: (i) accept such offer, (ii) make a revised offer, or (iii) respond that RemainCo (or its applicable Affiliate) is no longer interested in pursuing the Prospective Transaction negotiated with SpinCo during the Prospective Transaction ROFN Negotiation Period. If RemainCo’s Prospective Transaction MFN Response Notice indicates that RemainCo (or its applicable Affiliate) is no longer interested in pursuing the Prospective Transaction as described in the foregoing clause (iii) or if RemainCo fails to provide a Prospective Transaction MFN Response Notice within [***] of receiving a Prospective Transaction MFN Notice, then SpinCo may pursue with any Third Party the Prospective Transaction that gave rise to the Prospective Transaction MFN Notice provided to RemainCo and this Section 3.2(c) will no longer apply with respect to such Prospective Transaction previously negotiated between RemainCo (or its applicable Affiliate) and SpinCo (or its applicable Affiliate) during the Prospective Transaction ROFN Negotiation Period. If RemainCo’s Prospective Transaction MFN Response Notice makes a revised offer as described in the foregoing clause (ii), then SpinCo will consider such revised offer in good faith and may also (in its sole discretion) pursue with any Third Party a Prospective Transaction that gave rise to the Prospective Transaction MFN Notice provided to RemainCo, but in such event RemainCo may (in its sole discretion) also pursue such Prospective Transaction with SpinCo in competition with any such Third Party and, in such event, SpinCo (or its applicable Affiliate) shall negotiate with RemainCo (or its applicable Affiliate) in good faith unless and until SpinCo or its applicable Affiliate has entered into a binding, definitive written agreement with such Third Party. If RemainCo’s Prospective Transaction MFN Response Notice accepts SpinCo’s offer to enter into a transaction on the terms of the last written offer proposed by RemainCo (or RemainCo’s applicable Affiliate) as described in the foregoing clause (i), then SpinCo (or its applicable Affiliate) and RemainCo (or its applicable Affiliate) will, on an exclusive basis, negotiate in good faith and use reasonable efforts for a period of at least [***] to enter into such Prospective Transaction on such terms.

(d) ROFN Renewal. Notwithstanding anything to the contrary, the parties agree that the Prospective Transaction ROFN shall automatically renew for a Prospective Transaction if SpinCo does not enter into a binding, definitive written agreement for the Prospective Transaction with a Third Party within [***] following the date of the Prospective Transaction ROFN Expiration.

3.3 Change of Control Transaction. None of the provisions of Sections 3.1 or 3.2 shall apply to a Change of Control Transaction with respect to SpinCo.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1 Ownership of Inventions.

(a) In General. Except as expressly set forth in Section 2.2, ownership of all Inventions and all Intellectual Property Rights therein shall be based on inventorship, as determined in accordance with the rules of inventorship under Applicable Laws in the United States, irrespective of where such Invention is made. To the extent that Applicable Laws in any jurisdiction other than the United States affects the ownership of Intellectual Property Rights, as a matter of law, in a manner that is inconsistent with the application of Applicable Laws in the United States, the Parties shall assign, transfer and otherwise convey to the other Party, without additional compensation, all such right, title and interest in and to any applicable Intellectual Property Right as is necessary to fully effect the ownership thereof as provided for in this Section 4.1(a), subject to Section 2.2.

(b) Disclosure. SpinCo shall promptly disclose to RemainCo all Inventions constituting SpinCo Platform Technology, including all invention disclosures or other similar documents submitted to SpinCo or its Affiliates’, licensees, or Sublicensees’, together with employees, agents, or contractors of SpinCo or its Affiliates, licensees, or Sublicensees relating to such Inventions, and shall also respond promptly to reasonable requests from RemainCo for additional information relating to such Inventions.

4.2 Patent Prosecution and Maintenance.

(a) SpinCo Patents Other than SpinCo Assigned Patents.

(i) Subject to the Existing Third Party Rights, as between the Parties, SpinCo shall have the first right, but not the obligation, to file, prosecute, and maintain all SpinCo Patents (excluding, after the Assignment Effective Date, the SpinCo Assigned Patents) throughout the world, and SpinCo shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution, and maintenance. SpinCo shall reasonably advise RemainCo of the filing information of such SpinCo Patents so that RemainCo may download prosecution correspondence from the relevant patent office. In addition, SpinCo shall promptly provide RemainCo with drafts of all proposed material filings and correspondence to any patent authorities with respect to such SpinCo Patents for RemainCo’s review and comment prior to the submission of such proposed filings and correspondence. SpinCo shall confer with RemainCo and take into consideration RemainCo’s comments prior to submitting such filings and correspondence; provided, that RemainCo provides such comments within [***] ([***]) Business Days of receiving the draft filings and correspondence from SpinCo. If RemainCo does not provide comments within such period of time, then RemainCo shall be deemed to have no comment to such proposed filings or correspondence. [***]

(ii) SpinCo shall notify RemainCo of any decision to cease prosecution or maintenance of any SpinCo Patent in any country. SpinCo shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such SpinCo Patent. In such event, subject to the Existing Third Party Rights, RemainCo may, at RemainCo’s discretion and expense, continue prosecution or maintenance of such Patent Rights in such country.

(b) SpinCo Assigned Patents.

(i) Subject to the Existing Third Party Rights, from and after the Assignment Effective Date, as between the Parties, RemainCo shall have the first right, but not the obligation, to file, prosecute, and maintain all Patent Rights within the SpinCo Assigned Technology (the “SpinCo Assigned Patents”) throughout the world, and RemainCo shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution, and maintenance. RemainCo shall reasonably advise SpinCo of the filing information of such SpinCo Assigned Patents so that SpinCo may download prosecution correspondence from the relevant patent office. In addition, RemainCo shall promptly provide SpinCo with drafts of all proposed material filings and correspondence to any patent authorities with respect to such SpinCo Assigned Patents for SpinCo’s review and comment prior to the submission of such proposed filings and correspondence. RemainCo shall confer with SpinCo and take into consideration SpinCo’s comments prior to submitting such filings and correspondence; provided, that SpinCo provides such comments within [***] of receiving the draft filings and correspondence from RemainCo. If SpinCo does not provide comments within such period of time, then SpinCo shall be deemed to have no comment to such proposed filings or correspondence. [***].

(ii) RemainCo shall notify SpinCo of any decision to cease prosecution or maintenance of any SpinCo Assigned Patent in any country. RemainCo shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such SpinCo Assigned Patent. In such event, subject to the Existing Third Party Rights, SpinCo may, upon the prior written consent of RemainCo (not to be unreasonably withheld, conditioned, or delayed) and at SpinCo’s discretion and expense, continue prosecution or maintenance of such Patent Rights in such country.

(c) Cooperation. Each Party shall provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in the patent prosecution and maintenance efforts under this Section 4.2 and RemainCo’s patent prosecution and maintenance efforts with respect to the RemainCo Licensed Technology including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

4.3 Patent Enforcement.

(a) Notification. If either Party becomes aware of any infringement, misappropriation, administrative proceeding, or other violation anywhere in the world by a Third

Party of any of the SpinCo Patents, including any notification pursuant to 42 U.S.C. § 262(k) for a Section 351(k) Biosimilar Application in the United States, or similar provisions in other jurisdictions, or of any request for declaratory judgment, opposition, nullity action, interference, inter partes reexamination, inter partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability, or non-infringement of any of such SpinCo Patents (collectively, a “Product Infringement”), such Party shall promptly notify the other Party in writing to that effect.

(b) Enforcement Rights.

(i) SpinCo Patents Other than SpinCo Assigned Patents. For any Product Infringement of a SpinCo Patent (excluding, after the Assignment Effective Date, the SpinCo Assigned Patents), and subject to the Existing Third Party Rights, as between the Parties, (A) RemainCo shall have the first right, but not the obligation, to bring and control any legal action or proceeding under such SpinCo Patents against any Person engaged in Product Infringement related to the Exploitation of a product outside of the Cardiovascular Field and (B) SpinCo shall have the first right, but not the obligation, to bring and control any legal action or proceeding under such SpinCo Patents against any Person engaged in such Product Infringement in the Cardiovascular Field, in each case ((A) and (B)), at its own cost and expense as it reasonably determines appropriate and determine all litigation strategy and actions, including (1) naming the other Party as a party in suit, (2) deciding which such SpinCo Patents will be listed in the Purple Book or enforced or defended in such a legal action or proceeding and how such enforcement or defenses shall be pursued, and (3) settling any such action or proceeding under terms that may include the right to authorize the Third Party infringer to be non-exclusively licensed under any such SpinCo Patents or to agree not to further enforce such SpinCo Patents against the Third Party infringer on behalf of both RemainCo and SpinCo. Each Party not having the first right to enforce under this Section 4.3(b) shall provide to the other Party reasonable assistance in any action or proceeding brought under this Section 4.3(b), at such other Party’s request and expense.

(ii) SpinCo Assigned Patents. From and after the Assignment Effective Date, for any Product Infringement of a SpinCo Assigned Patent, and subject to the Existing Third Party Rights, as between the Parties, RemainCo shall have the first right, but not the obligation, to bring and control any legal action or proceeding under the SpinCo Assigned Patents against any Person engaged in such Product Infringement, at its own cost and expense as it reasonably determines appropriate and determine all litigation strategy and actions, including (A) naming SpinCo as a party in suit, (B) deciding what SpinCo Assigned Patents will be listed in the Purple Book or enforced or defended in such a legal action or proceeding and how such enforcement or defenses shall be pursued and (C) settling any such action or proceeding under terms that may include the right to authorize the Third Party infringer to be non-exclusively licensed under any SpinCo Assigned Patents or to agree not to further enforce the SpinCo Assigned Patents against the Third Party infringer on behalf of both RemainCo and SpinCo. SpinCo shall provide to RemainCo reasonable assistance in any action or proceeding brought under this Section 4.3(b), at RemainCo’s request and expense.

(iii) Step-in Right. Subject to the Existing Third Party Rights, in the event that the Party having the first right to enforce a SpinCo Patent under this Section 4.3(b) (the “Enforcing Party”) does not exercise such right within [***] after receiving notice of the applicable Product Infringement or prior to [***] before the time limit, if any, set forth under Applicable Laws for the filing of such actions, whichever comes first, the other Party shall, upon the prior written consent of the Enforcing Party (not to be unreasonably withheld, conditioned, or delayed), have the right to bring and control any such action at its own expense and by counsel of its choice; provided, that such right of SpinCo with respect to any SpinCo Assigned Patent shall apply solely if the Product Infringement relates to the Development or Commercialization of a RNA therapeutic product in the Cardiovascular Field; and provided, further, that if the Enforcing Party notifies the other Party in writing prior to [***] before such time limit for the filing of any such action that the Enforcing Party intends to file such action before the time limit, then the Enforcing Party shall be obligated to file such action before such time limit, and the other Party will not have the right to bring and control such action.

(c) Expenses and Recoveries. As between the Parties, the Party bringing an action under Section 4.3(b) with respect to SpinCo Patents shall be solely responsible for any expenses incurred by such Party as a result of such action. Subject to the Existing Third Party Rights, any recovery of monetary damages in connection with any such action shall be allocated as follows: first, to the reimbursement of any out-of-pocket costs incurred by the Party bringing such action; second, to the reimbursement of any out-of-pocket costs incurred by the other Party in such action; and third, any remaining amounts shall be: (i) in the event that RemainCo brought such action, retained by RemainCo; and (ii) in the event that SpinCo brought such action, divided equally between the Parties.

4.4 Patent Term Extension and Supplementary Protection Certificate. Subject to the Existing Third Party Rights, as between the Parties, RemainCo shall have the sole right, but not the obligation, to seek patent term extensions, patent term restorations, and supplemental protection certificates or the like that are now or become available under Applicable Laws, including 35 U.S.C. § 156 and applicable foreign counterparts (collectively, “Extensions”), in any country in the Territory in relation to the SpinCo Patents. If RemainCo decides to seek any Extension for any SpinCo Patent, SpinCo shall cooperate with RemainCo in obtaining such Extension with respect to such SpinCo Patent in any country or region where applicable. SpinCo shall provide all reasonable assistance requested by RemainCo, including permitting RemainCo to proceed with applications for such any Extensions in the name of SpinCo, if deemed appropriate by RemainCo, and executing documents and providing any relevant information to RemainCo. RemainCo shall, in its sole discretion, determine which, if any, SpinCo Patents for which it will file applications for Extensions. If RemainCo decides not to seek any Extension with respect to the SpinCo Patents in any country or region where applicable, nothing in this Agreement is intended to, or shall be deemed to, give SpinCo authorization to apply for any Extensions without the express written permission of RemainCo. In particular, nothing in this Agreement creates an agency relationship of SpinCo on behalf of RemainCo for the purposes of filing for a patent term extension under 35 U.S.C. § 156.

4.5 Unitary Patent System. Subject to the Existing Third Party Rights, as between the Parties, RemainCo shall be solely responsible for all strategies for the SpinCo Patents with respect to the EU Unitary Patent System, including the filing or withdrawal of any action to opt-in or opt-out from the EU Unitary Patent System for any SpinCo Patent and the validation of any SpinCo Patent as a unitary patent or a European patent.

ARTICLE 5

CONFIDENTIALITY; PUBLICATION

5.1 Duty of Confidence. Subject to the other provisions of this Article 5:

(a) during the Term and for [***] thereafter, all Confidential Information of a Party or any of its Affiliates (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded by the other Party and its Affiliates (the “Receiving Party”), in the same manner and with the same protections as the Receiving Party maintains its own confidential information, but in no event with less than a reasonable standard of care, except with respect to any trade secrets, the foregoing obligation will continue for so long as such information remains a trade secret under Applicable Laws;

(b) the Receiving Party may only use Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c) the Receiving Party may only disclose Confidential Information of the Disclosing Party to: (i) its Affiliates, licensees and Sublicensees; and (ii) employees, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates, licensees and Sublicensees, in each case ((i) and (ii)), to the extent reasonably necessary for the purposes of performing its obligations or exercising its rights under this Agreement; provided, that (A) such Persons are bound by legally enforceable obligations to maintain the confidentiality and limit the use of the Confidential Information in a manner consistent with the confidentiality and non-use provisions of this Agreement; and (B) the actions and inactions of any such Person shall, with respect to such Confidential Information, be deemed to be the actions and inactions of such Receiving Party for all purposes of this Agreement.

5.2 Exceptions. The foregoing obligations with respect to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a) is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records; provided, that the foregoing exception shall not apply with respect to Platform Information;

(b) is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c) is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d) is discovered or developed by the Receiving Party independently and without use of or reference to any Confidential Information of the Disclosing Party, as documented by the Receiving Party’s business records; provided, that the foregoing exception shall not apply with respect to Platform Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

5.3 Authorized Disclosures. Notwithstanding the obligations set forth in Section 5.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a) such disclosure is reasonably necessary, to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party; provided, that such recipients are bound by confidentiality and non-use obligations that are at least as restrictive as those contained in this Agreement, except that the term of confidentiality for such recipients may be shorter than the period set forth in this Agreement as long as it is no less than [***];

(b) such disclosure is to a Governmental Authority and necessary (i) to obtain or maintain INDs or Regulatory Approvals within the Territory for any product that the Receiving Party has a right to Exploit under this Agreement, (ii) in order to respond to inquiries, requests or investigations by such Governmental Authority relating to any such product or this Agreement or (iii) in connection with the filing, prosecution or maintenance of Patent Rights as permitted by this Agreement; provided, that Confidential Information that is disclosed pursuant to this Section 5.3(b) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 5 (provided, that such disclosure is not a public disclosure);

(c) such disclosure is required by Applicable Laws or judicial or administrative process; provided, that (i) Confidential Information that is disclosed pursuant to this Section 5.3(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 5 (provided, that such disclosure is not a public disclosure), and (ii) the Party disclosing Confidential Information shall cooperate with and reasonably assist the other Party (at the other Party’s cost) if the other Party seeks a protective order or other remedy in respect of any such disclosure and furnish only that portion of the Confidential Information which, in the opinion of Party’s legal counsel, is responsive to such requirement or request;

(d) such disclosure is necessary in order to enforce its rights under this Agreement; or

(e) such disclosure is reasonably necessary or appropriate in connection with exercise of the licenses and other rights granted to the Receiving Party hereunder.

5.4 Publications. As between the Parties, each Party may publish peer reviewed manuscripts or make other forms of public disclosure such as abstracts and presentations

(collectively, “Publications”) regarding such Party’s and its Affiliates’ products; provided, that no such Publication discloses any Confidential Information of the other Party without such other Party’s prior written consent. As between the Parties, RemainCo will have the sole right (but no obligation) to make Publications specifically regarding the SpinCo Platform and the SpinCo Platform Improvements.

5.5 Return of Confidential Information. At any time upon the Disclosing Party’s request, the Receiving Party and its Affiliates shall promptly, at the Receiving Party’s election: (a) return to the other Party; or (b) destroy and provide proof of destruction, all tangible items bearing or containing any Confidential Information of the Disclosing Party (in each case, excluding those items which are deemed to be the Confidential Information of both Parties and any Confidential Information of the Disclosing Party to the extent the continued access to or use of such Confidential Information by the Receiving Party is permitted pursuant to the terms of the Separation and Distribution Agreement or this Agreement, including the rights and licenses granted in this Agreement), except for one (1) copy which may be retained in its confidential files for archive or compliance purposes. Each Party and its Affiliates will also be permitted to retain such additional copies of or any computer records or files containing the other Party’s or any of its Affiliates’ Confidential Information that have been created solely by automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the retaining Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information so retained shall continue to be subject to the terms of this Agreement.

ARTICLE 6

TERM AND TERMINATION

6.1 Except for Sections 2.1(c), 2.9(a)(i) (only as set forth therein), 2.9(b) (only as set forth therein), 7.1, 7.2(a), 7.2(n) and 9.13, which shall be effective upon the Execution Date, the remaining terms of this Agreement shall become effective upon the Effective Date and continue in full force and effect until the date the Parties mutually agree to terminate this Agreement in its entirety (the period from the Effective Date through such termination, the “Term”).

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Execution Date and the Effective Date, that:

(a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(b) such Party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement has been duly executed on behalf of such Party and is a legal, valid and binding obligation on such Party, enforceable against such Party in accordance with its terms;

(d) all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement, the activities and transactions contemplated by this Agreement, or the performance by such Party of its obligations under this Agreement have been obtained, except, as of the Execution Date, as otherwise set forth in the Transaction Documents; and

(e) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Laws, regulations or orders of Governmental Authorities, (ii) do not conflict with, or constitute a breach or default under, any contractual obligation of such Party and (iii) do not conflict with or result in a breach of any provision of the organizational documents of such Party.

7.2 Covenants of SpinCo.

(a) SpinCo shall not, and shall cause its Affiliates not to: (i) grant any license or other interest to any Third Party under the Licensed SpinCo Technology, or effect or permit any corporate restructuring or enter into or amend any other agreement or transaction, in each case, that is or would be inconsistent with or otherwise diminishes or would diminish the rights or licenses granted or to be granted to RemainCo hereunder or take any other action that would cause any Patent Rights or Know-How that are Licensed SpinCo Technology to cease to be Licensed SpinCo Technology or that would be Licensed SpinCo Technology but for such grant, agreement or transaction; (ii) sell, assign, convey, or otherwise transfer any of its right, title or interest in or to any Licensed SpinCo Technology to any Third Party, except, for clarity, for the assignment to RemainCo of all SpinCo Platform Technology pursuant to and in accordance with Section 2.2; (iii) enter into or amend any agreement (including any Existing Third Party Agreement) in a manner that would impose additional obligations or liabilities on RemainCo or would diminish, limit or alter in any respect RemainCo’s rights or otherwise adversely affect RemainCo or its Affiliates, in each case, without RemainCo’s prior written consent; or (iv) incur or permit to incur any lien, security interest or other encumbrance, other than licenses entered into in the ordinary course of business, that are not and would not be inconsistent with and do not and would not otherwise diminish the rights or licenses granted or to be granted to RemainCo hereunder, on the Licensed SpinCo Technology;

(b) SpinCo shall make any and all payments owing by SpinCo or any of its Affiliates to any inventor of any Licensed SpinCo Technology owned by SpinCo or such Affiliate that is required in connection with the creation or exploitation of or transfer of rights to such Licensed SpinCo Technology;

(c) SpinCo will promptly notify RemainCo in the event that it or any of its Affiliates becomes aware of:

(i) any prior art or other facts that SpinCo believes would result in the invalidity or unenforceability of any of the claims included in any of the SpinCo Patents;

(ii) any inequitable conduct or fraud on the patent office with respect to any of the SpinCo Patents; or

(iii) any Person (other than Persons identified as inventors of inventions claimed in the SpinCo Patents) who claims to be an inventor of an invention claimed in SpinCo Patents;

(d) Exhibit 7.2(d) sets forth a complete and accurate list of all of the SpinCo Patents that exist as of the Execution Date. SpinCo shall update Exhibit 7.2(d) from time to time to reflect additional Patent Rights that become SpinCo Patents prior to the Effective Date or during the Term;

(e) SpinCo shall not, and shall cause its Affiliates, licensees and Sublicensees not to use or practice any of the RemainCo Licensed Technology, the Licensed SpinCo Technology, [***] or the SpinCo Assigned Technology to Exploit a compound, product or product candidate in the Field in the Territory other than (i) an Excluded Product in the Field or (ii) a Cardiovascular Product in the Cardiovascular Field, in each case ((i) and (ii)), in the Territory;

(f) each employee, agent or contractor of SpinCo or its Affiliates, licensees, or Sublicensees shall be bound by invention assignment obligations, including: (i) promptly reporting any Invention or other Intellectual Property Right to SpinCo, its Affiliate, licensee or Sublicensee; (ii) presently assigning to SpinCo, its Affiliate, licensee or Sublicensee all of his or her right, title, and interest in and to any Invention or other Intellectual Property Right; (iii) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any Patent Rights with respect to any Invention or other Intellectual Property Right; and (iv) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement;

(g) without limiting Section 7.2(a) above, SpinCo shall, and shall cause its Affiliates to, maintain Control of all Patent Rights and Know-How sublicensed to RemainCo under each Upstream License;

(h) SpinCo shall not, and shall cause its Affiliates not to, modify, amend, or terminate or invalidate (or permit to be terminated or invalidated) any Upstream License or waive any right or obligation thereunder in any way that would adversely affect in any material respect RemainCo’s rights or interests under this Agreement, in each case, without RemainCo’s prior written consent;

(i) SpinCo shall not, and shall cause its Affiliates not to, breach any covenant, agreement or obligation under any Upstream License in a manner that would reasonably be expected to give the counterparty to any such agreement the right to terminate or otherwise alter (in a manner adverse to RemainCo or any of its Affiliates or their respective Sublicensees) SpinCo’s rights or obligations under such Upstream License or otherwise diminish the scope or exclusivity of the sublicenses granted to RemainCo under applicable Licensed SpinCo Technology;

(j) (i) in the event that SpinCo or any of its Affiliates receives notice of an alleged breach by SpinCo or any of its Affiliates under any Upstream License, then SpinCo shall promptly, but in no event less than [***] thereafter, provide written notice thereof to RemainCo and grant RemainCo the right (but not the obligation) to (A) either cure such alleged breach or enter into a direct license with such counterparty (in which case, SpinCo shall use reasonable efforts to assist RemainCo in entering into a direct license with such counterparty under terms no less favorable than those applicable to SpinCo under the Upstream License) and (B) offset any reasonable amounts incurred or paid by RemainCo in connection with the cure of such alleged breach or entry of such direct license, as applicable, against any amounts otherwise payable by RemainCo to SpinCo under this Agreement until fully offset; and (ii) in the event that SpinCo or any of its Affiliates receives notice of any breach by the other party of the applicable Upstream License in a manner that will or is likely to materially adversely affect RemainCo’s rights or obligations under this Agreement, then SpinCo shall promptly, but in no event less than [***] thereafter, provide written notice thereof to RemainCo and use commercially reasonable efforts to take such actions as reasonably requested by RemainCo to enforce such Upstream License. Without limiting the foregoing, in the event an Upstream License terminates during the Term, any sublicense(s) granted from SpinCo to RemainCo under any such Upstream License hereunder shall survive and any amounts that RemainCo shall pay to such Third Party under such sublicense(s) for activities performed in accordance with this Agreement may be offset against any and all amounts otherwise payable by RemainCo to SpinCo hereunder until fully offset;

[***]

[***]

[***]

(n) Between the Execution Date and Effective Date, SpinCo will not, without the prior written consent of Parent, terminate, modify or amend, or waive, release or assign any rights, obligations or claims under this Agreement.

7.3 RemainCo Standards and Policies. RemainCo or its Affiliates have put in place a Third Party risk management framework that is aimed at promoting the societal and environmental values of the United Nations Global Compact with specific Third Parties that RemainCo deals with (the “Third Party Code”). In connection with the rights granted to SpinCo under and pursuant to this Agreement, SpinCo shall, and shall cause its Affiliates to: (a) comply with the Third Party Code (and any published updates) which can be viewed and downloaded from https://www.novartis.com/esg/reporting/codes-policies-and-guidelines (SpinCo may request a copy free of charge from RemainCo); (b) having regard to Section 12.6 of the Third Party Code, upon RemainCo’s reasonable request, provide information and documentation to RemainCo or its personnel to allow RemainCo to verify compliance with the Third Party Code in the form requested; (c) rectify identified non-compliances with the Third Party Code (where capable of remedy) and report remediation progress to RemainCo and/or its personnel on request; and (d) where required by RemainCo, fully co-operate (at its own expense) with RemainCo and RemainCo personnel in completing and returning, as reasonably instructed, any Questionnaire for Third Parties (and any requested updates to the same during the term of this Agreement). SpinCo represents and warrants that the information provided in any Questionnaire for Third Parties (whether provided before or during this Agreement, including updates to the same) is accurate and complete (and such information shall be treated as being part of this Agreement). SpinCo agrees that (x) its failure to comply with (A) the standards and requirements set out in the Third Party Code or (B) any other requirements set forth in this Section 7.3 or (y) its obstructing or refusing RemainCo’s audit rights as set forth in the Third Party Code, in either case ((x) or (y)), shall constitute a material breach of this Agreement.

7.4 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 7 OR THE OTHER TRANSACTION DOCUMENTS, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF REMAINCO OR SPINCO; AND (B) ALL OTHER REPRESENTATIONS, CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY REPRESENTATIONS, CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. FOR THE AVOIDANCE OF DOUBT, EACH PARTY HEREBY DISCLAIMS ANY AND ALL DILIGENCE OBLIGATIONS, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCT OR TECHNOLOGY.

ARTICLE 8

INDEMNIFICATION; LIABILITY; INSURANCE

8.1 Indemnification by SpinCo. SpinCo shall indemnify, defend and hold harmless RemainCo and its Affiliates and Sublicensees, and each of their respective directors, officers, employees, consultants and agents (collectively, “RemainCo Indemnitees”), from and against all Losses arising out of any Claim brought against any of them to the extent arising or resulting from:

(a) the breach of any representation, warranty or covenant by SpinCo under this Agreement;

(b) the negligence or intentional misconduct of any SpinCo Indemnitees;

(c) any breach of, or indemnification or defense obligation of RemainCo under, [***] the Specified License caused by the act or omission of SpinCo or its Affiliates or Sublicensees; and

(d) the Exploitation of any product that SpinCo has a right to Exploit under this Agreement, whether before, during or after the Term, by or on behalf of SpinCo or its Affiliates or Sublicensees;

except, in each case ((a) – (d)), to the extent caused by the negligence or intentional misconduct of any RemainCo Indemnitee or a breach by RemainCo of any of its representations, warranties or covenants set forth in this Agreement. In no event shall SpinCo be required to indemnify, defend or hold harmless any RemainCo Indemnitees from and against any Losses to the extent such Losses relate to the matters set forth in [***].

8.2 Indemnification by RemainCo. RemainCo shall indemnify, defend and hold harmless SpinCo and its Affiliates and Sublicensees, and each of their respective directors, officers, employees, consultants and agents (collectively, “SpinCo Indemnitees”), from and against all Losses arising out of any Claim brought against any of them to the extent arising or resulting from:

(a) the breach of any representation, warranty or covenant by RemainCo under this Agreement; and

(b) the negligence or intentional misconduct of any RemainCo Indemnitees;

except, in each case ((a) – (b)), to the extent caused by the negligence or intentional misconduct of any SpinCo Indemnitee or a breach by SpinCo of any of its representations, warranties or covenants set forth in this Agreement.

8.3 Indemnification Procedure.

(a) If either Party is seeking indemnification under Section 8.1 or Section 8.2 (the “Indemnified Party”), it shall promptly inform the other Party (the “Indemnifying Party”) in writing of the Claim giving rise to the obligation to indemnify pursuant to such Section 8.1 or Section 8.2, as applicable (“Indemnification Claim Notice”) as soon as reasonably practicable after receiving notice of the Claim; provided, however, that failure or delay on the part of the Indemnified Party in providing the Indemnification Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party from any obligation hereunder, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim and any Losses related thereto (to the extent that the nature and amount of such Loss is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall promptly furnish to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent with respect to any applicable Losses and Claims.

(b) Subject to the provisions of Sections 8.3(c) and 8.3(d), the Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within [***] after receipt of the Indemnification Claim Notice, to assume the direction and control of the defense and handling of any such Claim, at the Indemnifying Party’s expense, in which case Section 8.3(d) below shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify the Indemnified Party with respect to the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold the Indemnified Party harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within [***] after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, Section 8.3(d) shall govern.

(c) Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the Claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its expense. In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(d) If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 8.3(b) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its expense.

8.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES TO THE EXTENT ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER SECTION 8.1 OR SECTION 8.2, (B) A PARTY’S LIABILITY FOR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 5, (C) SPINCO’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.7, (D) SPINCO’S BREACH OF ITS INTELLECTUAL PROPERTY ASSIGNMENT OBLIGATIONS IN SECTION 2.2, (E) SPINCO’S BREACH OF THE ROFN RIGHTS GRANTED TO REMAINCO IN ARTICLE 3, OR (F) A PARTY’S LIABILITY FOR GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD UNDER OR IN CONNECTION WITH THIS AGREEMENT.

8.5 Insurance. Each Party shall procure and maintain at its own cost, with financially stable and reputable insurers, adequate insurance protection that is usual and customary for its respective business operations, including general and products liability insurances, and reasonably necessary to cover its actual and potential insurable liabilities under this Agreement. Any deductible associated with a Party’s third-party insurance policy shall be the responsibility of that Party and cannot be passed on to the other Party. SpinCo acknowledges and agrees that RemainCo may fulfill some or all of its foregoing obligations under this Section 8.5 by means of self-insurance to the same extent, where permitted by law. It is understood that such insurance, or self-insurance, shall not be construed to create a limit of either Party’s liability, including with respect to its indemnification obligations under this Article 8. Each Party will be provided at least [***] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits in the event such cancellation or material decrease impacts the obligations set forth under this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1 Assignment. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the other Party’s prior written consent, except that (a) RemainCo may, without SpinCo’s consent, assign this Agreement, or any of its rights or obligations under this Agreement, to one or more of its Affiliates; and (b) either Party may, without the other Party’s consent, assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of the foregoing will be null and void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.2 Severability. Should one or more of the provisions of this Agreement become invalid, void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use commercially reasonable efforts to substitute for the invalid, void or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

9.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to the Company or SpinCo (prior to the Effective Date):

Avidity Biosciences, Inc.
3020 Callan Road
San Diego, CA 92121
Attention:	[***]
Email:	[***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attention:	Graham Robinson
Laura Knoll
Merric Kaufman
Greg Schuster
Email:	[***]

If to SpinCo (after the Effective Date):

Atrium Therapeutics, Inc.
10578 Science Center Drive, Suite 125
San Diego, CA 92121
Attention:	[***]
Email:	[***]

If to the Company (after the Effective Date):

Novartis AG
c/o Novartis International AG
Lichtstrasse 35
4056 Basel
Switzerland
Attention:	[***]

Email:	[***]

with a copy to (which shall not constitute notice):

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001

Attention:	Catherine J. Dargan
Michael J. Riella
Alicia Zhang
Email:	[***]

9.4 Dispute Resolution.

(a) In the event of any dispute, controversy or claim, whether statutory or sounding in tort, contract or equitable principles, arising out of, relating to or in any way concerning this Agreement or any term or condition thereof, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement (each, a “Dispute”), either Party may refer the Dispute to the Executive Officers, who shall attempt in good faith to resolve such Dispute. If the Executive Officers cannot resolve such Dispute within [***] of the matter being referred to them, either Party shall be free to initiate the arbitration proceedings outlined in Section 9.4(b) below for such Dispute.

(b) Subject to Section 9.4(a), any Dispute shall be resolved solely and exclusively by final and binding arbitration conducted as set forth in this Section 9.4(b). Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party at least [***] before commencing proceedings. The arbitration will be conducted by a panel of three (3) arbitrators bound by The Code of Ethics for Arbitrators in Commercial Disputes in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”). The claimant shall nominate an arbitrator in its request for arbitration. The respondent shall nominate an arbitrator within [***] of the receipt of the request for arbitration. The two (2) arbitrators nominated by the Parties shall together, within [***] of the appointment of the later-nominated arbitrator, nominate a third arbitrator as the chairperson of the arbitration panel. If any of the three (3) arbitrators are not nominated within the time prescribed above, then the AAA shall appoint the arbitrator(s) in accordance with the Rules. The arbitrators shall have significant experience in the pharmaceutical industry and shall not include any current or former employee, consultant, officer or director of RemainCo or SpinCo (or their respective Affiliates), or otherwise have any current or previous relationship with RemainCo or SpinCo or their respective Affiliates. The seat of the arbitration shall be New York City, New York, and the language of the arbitration shall be English. The arbitrators shall issue their written reasoned opinion within [***] of the close of the proceedings. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators shall be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction. The cost of the arbitration will be borne solely by the non-prevailing Party thereto.

(c) Notwithstanding any provision to the contrary set forth in this Agreement, if a dispute arises under this Agreement with respect to the validity, scope, enforceability, or ownership of any Patent Right or other intellectual property rights, and such dispute is not resolved in accordance with Section 9.4(a), then such dispute will be submitted to a court of competent jurisdiction in the jurisdiction in which such Patent Right or other intellectual property right was granted or arose.

(d) Nothing in this Section 9.4 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, in each case, if necessary to protect the interests of such Party without the necessity of posting bond.

(e) The existence of the arbitration, any non-public information provided in the arbitration, and any submissions, orders or awards made in the arbitration shall not be disclosed to any non-party except the arbitrators, the AAA, the Parties, their counsel, experts, witnesses, accountants, auditors, insurers, reinsurers, and any other person necessary to the conduct of the arbitration except to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings; provided, that each Party, in any filing to confirm an award, shall not disclose any such information unless such confirmation is necessary in order for such Party to enforce a ruling under Section 9.4(b).

9.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S., without reference to any rules of conflict of laws; provided, that the United Nations Convention on Contracts for International Sale of Goods shall not apply.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT, WHICH WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.6 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

9.7 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to SpinCo or RemainCo from time to time, and both Parties agrees to comply with all such export control laws.

9.8 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, together with the other Transaction Documents, contains the entire agreement and understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof (except as set forth in the other Transaction Documents), including the Original License Agreement are superseded by the terms of this Agreement. For clarity, the terms of the Original License Agreement were effective from the Original Effective Date until the Effective Date and shall apply and be enforceable with respect to any acts or omissions prior to the Effective Date. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

9.9 Independent Contractors. It is expressly agreed that SpinCo and RemainCo shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or legal entity of any type. Neither SpinCo nor RemainCo shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. Neither Party shall report this Agreement or the relationship between the Parties as a partnership for tax purposes unless required by law.

9.10 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

9.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.12 Further Actions. RemainCo and SpinCo hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

9.13 No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any Third Party beneficiary rights), except (a) the Parties hereto acknowledge and agree that Parent is a third party beneficiary hereof and shall be entitled to the benefits of, and to enforce against SpinCo, SpinCo’s obligations under this Agreement as if Parent was a Party to this Agreement and (b) with respect to certain RemainCo Indemnitees and certain SpinCo Indemnitees who are Third Parties solely with respect to Article 8; provided, that RemainCo and SpinCo shall have the sole right to exercise, claim, amend, waive, or modify the terms of Article 8 with respect to such RemainCo Indemnitees and such SpinCo Indemnitees, respectively.

9.14 Extension to Affiliates. RemainCo shall have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to RemainCo. RemainCo shall remain primarily liable for any acts or omissions of its Affiliates.

9.15 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

9.16 English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

9.17 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

<SIGNATURE PAGE FOLLOWS>

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Execution Date.

Avidity Biosciences, Inc.		Atrium Therapeutics, Inc.

By:		By:

Name:	/s/ Sarah Boyce	Name:	/s/ Kathleen Gallagher
Title:	President & Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page to License Agreement]

EXHIBIT 1.79

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EXHIBIT 1.122

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EXHIBIT 1.127

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EXHIBIT 1.136

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EXHIBIT 1.155

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EXHIBIT 7.2(d)

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